Putnam Limited Duration Government Income Fund

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended May 31, 2007, Putnam Management has
assumed $259 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).

72DD1(000s omitted)	Class A		3,985
				Class B        1,019
				Class C		  178

72DD2(000s omitted)	Class M		  109
				Class R		    5
				Class Y		3,407

73A1				Class A	0.101056
				Class B	0.085968
				Class C	0.082304

73A2				Class M	0.097250
				Class R	0.094806
				Class Y	0.107268

74U1	(000s omitted)	Class A		38,045
				Class B		10,055
				Class C		 2,099

74U2	(000s omitted)	Class M		 1,068
				Class R		    71
				Class Y		31,427

74V1		Class A				4.97
		Class B				4.99
		Class C				4.97

74V2		Class M				5.00
		Class R				4.97
		Class Y				4.97

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information about Errors and Omissions Policy Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.